LAWRENCE SCHARFMAN & CO., CPA P.C.

Certified Public Accountants

18 E. SUNRISE HIGHWAY, #203	9608 HONEY BELL CIRCLE
FREEPORT, NY 11520	BOYNTON BEACH, FL 33437
TELEPHONE: (516) 771-5900	TELEPHONE (561) 733-0296
FACSIMILE: (516) 771-2598	FACSIMILE: (561) 740-0613

EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Interest of Named Experts and Counsel” and to the use of our report dated October 10, 2005 included in the Registration Statement on Form SB-2 and related Prospectus of the Furia Organization, Inc. for the registration of shares of its common stock.

Lawrence Scharfman CPA
Boynton Beach Florida

- LICENSED IN FLORIDA & NEW YORK -